EXHIBIT 10.4







                           LICENSE AGREEMENT



                                 Among

                        ANDREW ENGINEERING INC.
                         WOLF INDUSTRIES INC.
                             ANDREW RAWICZ
                              IVAN MELNYK







                             April 8, 1998









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                                  INDEX
                                  -----


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

THE LICENSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

INSPECTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .3

MARKETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     Share Issuance. . . . . . . . . . . . . . . . . . . . . . . . . . .4
     Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     Directors and Management. . . . . . . . . . . . . . . . . . . . . .5
     The Royalty . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

TERM, TERMINATION, BREACHES AND REMEDIES . . . . . . . . . . . . . . . .6

LICENSEE'S COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .7

REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . . . . . . .7

PATENT AND OTHER PROPRIETARY RIGHTS. . . . . . . . . . . . . . . . . . .8

TRANSFERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

INDEPENDENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

CHOICE OF LAW AND ARBITRATION. . . . . . . . . . . . . . . . . . . . . .9

NON-WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

INFRINGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

SCHEDULES

     A    Confidentiality Agreement
     B    Development Budget
     C    Management Agreement
     D    Form 10-KSB dated December 31, 1997

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                            LICENSE AGREEMENT

This Agreement is dated, entered into and made effective on April 8, 1998.

Between: ANDREW ENGINEERING INC., a British Columbia company, of 7216 Hewitt Street, Burnaby, B.C., and fax (604) 291-4951,

          ("Licensor");

And: WOLF INDUSTRIES INC., a Nevada company, of Suite 404, 110 Cambie Street, Vancouver, B.C., V6B 2M8, and fax (604) 688-9519,

          ("Licensee");

And: ANDREW RAWICZ AND IVAN MELNYK, businessmen with an office at 7216 Hewitt Street, Burnaby, B.C., and fax (604) 291-4951,

          ("Rawicz" and "Melnyk")

RECITALS

A. The Licensor has developed and acquired specialized techniques, patents, know-how, and other proprietary information related to a dental colour analyser.

B. The Licensee wants to obtain from Licensor an exclusive know-how and patent license, and certain technical assistance in order to develop and market the dental colour analyser and its related products.

C. Rawicz, an officer and director of Licensor, desires to become a director of Licensee.

D.   Rawicz and Melnyk are the inventors of the Patent, as defined below.

In consideration of the recitals and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties make the following
Agreement:

DEFINITIONS

1. In this Agreement and in the schedules attached to it, unless the context otherwise requires:

     (a) "AFFILIATE" means any firm, corporation or other organization, or any person (a) in which Licensee has, or which Licensee, at the time, directly or indirectly, a substantial stock interest or a substantial financial interest; or (b) with which Licensee has, or which has with Licensee, at the time, directly or indirectly, management relations sufficient to enable it to control the other's business policies and activities.

     (b)  "COMMISSION" means the United States Securities and Exchange
          Commission.

     (c) "CONFIDENTIALITY AGREEMENT" means a confidentiality agreement in the form attached as Schedule A.

     (d)  "DEVELOPMENT BUDGET" means the budget attached as Schedule B.

     (e)  "EFFECTIVE DATE" means April 8, 1998.

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     (f)  "FINANCING" means US$1.5 million necessary to implement the
          Licensee's business plan regarding the Patent, Product and Technology.

     (g) "IMPROVEMENT" means any patentable or unpatentable improvement or new development related to or based on the Product.

     (h) "KNOW-HOW" means any information, including without limitation, invention records, research records and reports, developmental reports, experimental and other engineering reports, pilot plant designs, source codes, production plant designs, product specifications, quality control reports and specifications, drawings and photographs, models, tool and parts, manufacturing and production techniques, processes, methods, marketing surveys, or any other information relating to or concerning the Patent or Product, or any Improvements, methods or processes useful to make, use or sell the Product to the extent that this information is owned or controlled by the Licensor including the Licensor's skill and experience.

     (i) "LICENSE" means the exclusive license to use the Patent, Technology and Improvements for the purposes of making Product or having Product made, offering Product for sale, and selling Product throughout the Licensed Territory for any application except medical applications requiring the approval of a governmental licensing body.

     (j)  "LICENSED TERRITORY" means the whole world.

     (k) "LICENSEE" includes the subsidiaries formed for the purpose of exploiting the Patent.

     (l) "MANAGEMENT AGREEMENT" means a management agreement in the form attached hereto as Schedule C.

     (m)  "PARTIES" means the Licensor, Licensee, Rawicz and Melnyk.

     (n) "PATENT" means any patents issued or capable of being issued related to the Technology. The principal patent is attached hereto as Schedule D.

     (o) "PRODUCT" means any product using, incorporating or developed with some or all of the Technology.

     (p)  "ROYALTY" means:

          (i) if the Licensee is manufacturing and distributing the Product, 10% of the gross profit generated from sales of the Product calculated in accordance with generally accepted accounting principals, or

          (ii) if the Licensee contracts with a manufacturer and distributor for the production and sale of the Product, 7% of the gross revenue received by Licensee from sales of the Product.

     (q) "TECHNOLOGY" means the methods and technology of the Licensor described in the "Method and Apparatus for Color Matching of Slightly Colored Translucent Objects such as Teeth and Dental Prosthesis, in Particular", attached hereto as Schedule E.

                                    4

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THE LICENSE

2. The Licensor grants the License to the Licensee as of the Effective Date. The Licensee may grant sub-licenses on terms and conditions consistent with the terms and conditions of this Agreement.

3. Rawicz and Melnyk, as inventors of the Patent, consent to Licensor's granting of the License.

4. The Licensor will promptly execute all documents and do any other act which may reasonably be required by the Licensee to give effect to the license grant described in paragraph 2, and otherwise further the purposes and intents of this Agreement.

5. The Licensor will forward to the Licensee all correspondence relating to the Patent.

6. The Licensee will bear the costs incurred for the drafting of this Agreement and all related Agreements, as well as all fees and costs associated with the Patent, incurred after the date of this Agreement.

7. At the Licensee's request, the Licensor will provide technical assistance to the Licensee. Each request for assistance by the Licensee must be made in writing. The Licensor will use its best efforts to provide the requested assistance as quickly as possible. The Licensee must reimburse the Licensor for all reasonable transportation and lodging costs incurred by the Licensor in providing the requested assistance.

INSPECTIONS

8. The Licensee must allow a duly authorized representative of the Licensor, upon reasonable prior written notice, to enter the Licensee's premises for the purpose of inspecting the Product and the manner in which it is being manufactured in order to ascertain that the Licensee is complying with this Agreement.

CONFIDENTIAL INFORMATION

9. The Technology remains the sole and exclusive property of Licensor and may only be used by the Licensee while this Agreement remains in force.
The Licensee must maintain the Technology as confidential and in secrecy, both during the term of this Agreement and after the termination of this Agreement for any reason.

10. The Licensee will take all reasonable measures to prevent its employees and others from divulging the Technology. The Parties will sign a Confidentiality Agreement on the Effective Date and will ensure that any party to whom they intend to disclose any part of the Technology first signs a similar Confidentiality Agreement. The Licensee shall be deemed to have taken all reasonable measures to protect the confidentiality of the Technology, and satisfied its obligations hereunder, if, before it discloses the Technology, it has obtained a signed Confidentiality Agreement from the party to whom it intends to disclose the Technology.

11. The provisions of paragraphs 9 and 10 apply only to the Technology that is not published or otherwise in the public domain from a source other than the Licensee.

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MARKETING

12. The Licensee will, pursuant to the Business Plan approved by Licensor, use its best efforts to develop, manufacture and market the Product in a manner that will be of high quality and good taste and will enhance the professional image and reputation of the Product.

13. Each Product manufactured, sold, or used by the Licensee during the term of this Agreement and that embodies the Patent or Technology, must be marked with a patent notice or an equivalent marking as may be required by law in any country where sold.

CONSIDERATION

SHARE ISSUANCE

14. Upon completion of the Financing, as set forth in paragraph 18 below, the Licensee will cause to be issued to the Licensor 4.8 million restricted shares of its common stock pursuant to section 4(2) of the United States Securities Act of 1933, as amended.

15. Immediately after issuance of the 4.8 million restricted shares, the Licensee will, at its sole expense, use its best efforts to prepare and file as soon as possible with the Commission a registration statement for the registration of 600,000 of the Licensor's 4.8 million shares. Of the 600,000 shares that are the subject of the registration statement, the Licensor may trade 150,000 when the registration statement is declared effective by the Commission and may trade the remaining shares in equal traunches calculated by dividing 350,000 by the number of months that follow from the effective date of the registration statement to the first anniversary of the Effective Date and must use 100,000 shares to settle any claims or potential claims made by any parties with whom the Licensor has discussed financing before the Effective Date.

16. The remaining 4.2 million of the Licensor's shares are subject to the transfer restrictions of Rule 144 promulgated by the Commission and may not be transferred, assigned, pledged, encumbered or disposed of in any manner, under any conditions, directly or indirectly, by the Licensor for a period of one year from the date issued.

17. The Licensor and the Licensee will execute any documents deemed necessary and appropriate by the Licensee's counsel in order to comply with applicable federal and state securities laws, rules and regulations in connection with the issuance and registration of the Licensor's shares.

FINANCING

18. The Licensee will provide and use the Financing in accordance with the business plan approved in writing by the Licensor. The Licensee will deliver the Financing as follows:

     (a)  US$36,000 on the Effective Date upon approved budget,

     (b) US$54,000 by the end of one month after the Effective Date upon approved budget,

     (c) US$54,000 by the end of two months after the Effective Date upon approved budget,

     (d)  US$54,000 by the end of three months after the Effective Date,

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     (e)  US$1,302,000 by the end of four months after the Effective Date, subject to the Licensor's performance pursuant to paragraph 23 and delays as provided in paragraph 25.

19.  The Licensee will keep auditable records of its expenditures.

20.  The following terms shall apply to any failure by Licensee to provide
Financing:

     (a) In the event Licensee fails to deliver the Financing pursuant to the time schedule set forth in paragraph 18(a) through (d), Licensor shall give Licensee written notice of such failure and Licensee shall have five (5) days after receipt of such written notice to remedy same.

     (b) In the event Licensee fails to deliver the Financing pursuant to paragraph 18(e), Licensor shall give Licensee written notice of such failure and Licensee shall either provide the balance of financing due within five (5) days after receipt of such written notice or may elect to deliver $54,000, in which event Licensee shall have an additional thirty (30) days to provide the balance of financing due, with credit for the $54,000 paid.

     (c) In the event any of the Financing is not delivered as required in this paragraph 20, this Agreement shall be terminated.

DIRECTORS AND MANAGEMENT

21. The Licensee will appoint Rawicz and Patrick McGowan as directors of the Licensee when the Financing is completed.

22. The Licensee will appoint Patrick McGowan as its chief executive officer and Mr. McGowan will sign a Management Agreement on the Effective Date. Mr. McGowan shall have the responsibility to prepare and finalize a business plan within sixty (60) days of the Effective Date.

23. The Licensor shall be required to fully develop and test the Product and shall deliver manufacturing specifications and 110 market-ready units of Product to the Licensee pursuant to the Development Budget.

24. The Licensor shall be solely responsible for designing, completing and staffing a manufacturing plant and the manufacturing and quality control of the Product for one year from the Effective Date. The Licensor and the Licensee will use their best efforts to negotiate an agreement between them for this purpose within 60 days from the Effective Date.

25. If the Licensor is delayed in performing the obligations required under paragraphs 23 or 24, then the financing schedule set out in paragraph 18 shall be extended by the same amount of time necessary for Licensor to fully perform pursuant to paragraphs 23 and 24.

THE ROYALTY

26. The Royalty shall be calculated from the beginning of the first of Licensee's financial quarters in which the Licensee realizes a gross profit from sales of the Product that is equal to or more than $350,000.

27. The Licensee will pay the Royalty to the Licensor by the end of 15th day of the second month following the end of each of the Licensee's financial quarters during the term of this Agreement. With each of these payments the Licensee will deliver to the Licensor a written statement showing the

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Licensee's gross profit on which the royalty is calculated.  The Licensor or an accountant appointed by the Licensor may inspect all of the Licensee's books and records pertaining to the Royalty calculation at any time during usual business hours after giving the Licensee reasonable advance written notice.

28. If any Royalty payment is late, notwithstanding any other provision of this Agreement, the Licensee must pay the Licensor interest at the prime rate of interest on the date the payment was due, as set by the Bank of Montreal at Vancouver, British Columbia, plus 2% per annum on the amount of the late payment. If an audit by Licensor establishes a deficiency of 3% or more from the amount of Royalty due and owing by the Licensee, the Licensee will pay all the costs of the Licensor's audit and the deficiency owing, together with interest at the rate set out above.

29. If the Licensee fails to make a Royalty payment for three consecutive financial quarters and the Licensee is solvent, then this Agreement terminates and the Licensee loses the License.

TERM, TERMINATION, BREACHES AND REMEDIES

30. The term of this Agreement, unless it is otherwise terminated in accordance with the terms hereof, shall be for the life of the Patent.

31. This Agreement may be terminated by the Licensor if the Licensee assigns itself or is assigned into bankruptcy under applicable legislation.

32. Termination of this Agreement does not relieve the Licensee of its obligation or liability to provide reports and pay the Royalty pursuant to the terms of this Agreement.

33. The termination of this Agreement for any reason is without prejudice to, and does not affect, the right of Licensor to recover from Licensee any and all damages to which Licensor may be entitled, or any other rights of the Licensor, and all rights of Licensor survive termination of this Agreement.

34.  Upon the termination of this Agreement for any reason:

     (a) All rights and privileges granted to the Licensee under this Agreement terminate and revert to the Licensor, and the Licensee will not make use of the Technology or Patent, provided that this prohibition applies only to Technology that is not published or otherwise in the public domain from a source other than the Licensee.

     (b) The Licensee must promptly return to the Licensor all of the Technology, including, without limitation, all copies of written materials, drawings, data, computer software and other proprietary information.

     (c) The Licensor may buy at the Licensee's cost any plant and equipment assembled for the purpose of manufacturing the Product and any inventory manufactured by the Licensee to the date of the termination.

35. This Agreement may be terminated by the Licensee by providing the Licensor with written notice if the Licensor is in breach of any obligation to be observed or performed under this Agreement and the breach is not remedied or the matter is not submitted to arbitration within 30 days of receiving written notice from the Licensee. In such event, all of the Licensor's rights hereunder shall terminate.

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36.  On a termination of this Agreement by the Licensee by reason of breach or default by the Licensor, the Licensee shall be entitled to any financial or business benefits realized on sales of the Product to which it would have been entitled if the Agreement had not been terminated. In addition, in the event Licensor breaches the terms of paragraphs 39, 40, 60 or 61 hereunder, Licensor shall return to the Licensee all of the 4.8 million shares issued to the Licensor under paragraph 14. In the event of termination for any breach, Licensee shall be entitled to continue sales of all Product in production and/or inventory as of the date of termination and Licensee shall have no obligation to pay a royalty to the Licensor or provide an accounting related thereto.

37. All sub-licensing agreements will specify that they terminate automatically if this Agreement is terminated.

LICENSEE'S COVENANTS

38. The Licensee will not charge or permit another to charge the License with any encumbrance, claim, lien or other right that can mature as a claim against the License during the term of this Agreement.

REPRESENTATIONS, WARRANTIES AND COVENANTS

39.  The Licensor represents and warrants that:

     (a) It is the sole owner of all rights, title and interest in and to the Technology and the Patent and that, to the best of its knowledge, the Patent is valid, subsisting and has not been abandoned.

     (b) The Product works as the Licensor has described to the Licensee in Schedule E attached hereto.

     (c) To the best of its knowledge, the subject matter of the Patent does not infringe upon any rights of any third party.

     (d) It has not granted, nor will it grant, any license, right or interest to any other party in or to the Patent or Technology except in accordance with the terms of this Agreement during the term of this Agreement.

     (e) It is not a party to or threatened with any legal proceedings or inquiries relating to the Patent or Technology, nor is it aware of any circumstances that might give rise to any legal proceedings or inquiries against the Licensor.

     (f) The Patent and Technology are free of all claims, liens, charges and encumbrances of whatsoever nature.

     (g) It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement.

     (h) Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement that it has made.

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     (i)  The making of this Agreement and any agreements contemplated by it does not violate or breach its constating documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

40. The Licensor indemnifies and holds harmless the Licensee, its directors, officers, employees and contractors for all costs, damages, fees and liabilities incurred by the Licensee in defending any actions, claims or proceedings arising from a claim by a third party that the Patent or Technology is proprietary to someone other than the Licensor at the time of signing this Agreement.

41.  The Licensee represents and warrants that:

     (a) It is incorporated in accordance with the laws of the State of Nevada and is in good standing in its incorporating and operating jurisdictions.

     (b) It is a reporting issuer in the United States and has filed all documents that must be filed with the United States Securities and Exchange Commission and any other body with jurisdiction over securities matters and has disclosed any material fact or change that must be disclosed under applicable securities laws, rules and regulations.

     (c) Its shares are quoted on and traded through the facilities of the Nasdaq Stock Market OTC Bulletin Board and it has complied with all of the rules and regulations imposed by the Nasdaq Stock Market, Inc.

     (d) It has or will acquire the expertise and capability of delivering the Financing as promised in this Agreement.

     (e) It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement.

     (f) Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement that it has made.

     (g) The making of this Agreement and any agreements contemplated by it does not violate or breach its constating documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

     (h) The form 10-KSB for the period ending December 31, 1997, attached as Schedule C, is true and no material changes have occurred since the date of the attached form 10-KSB, unless otherwise disclosed.

42. Each Party acknowledges that the other Parties are relying on the foregoing representations and warranties in making this Agreement and that the representations and warranties survive the making of this Agreement.

PATENT AND OTHER PROPRIETARY RIGHTS

43. The Licensee, during the term of this Agreement, will not contest or attack or assist others in contesting or attacking the subject matter, validity or the Licensor's ownership of the Patent, Technology, or any other proprietary information of the Licensor disclosed to Licensee in writing.

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TRANSFERABILITY

44. The Licensee may not assign its rights under this Agreement or transfer this Agreement to another Party without the Licensor's express written consent, which shall not be unreasonably withheld.

INDEPENDENCE

45. Nothing in this Agreement creates a partnership or joint venture between the Licensor and Licensee. The Licensee does not have the authority to act on behalf of the Licensor and cannot use the Licensor's name in any way, except as specifically authorized by this Agreement.
46. Other than fees associated with the Patent, no Party is liable for any act, omission, representation, obligation or debt of another Party, even if informed of the act, omission, representation, obligation or debt.

CHOICE OF LAW AND ARBITRATION

47. This Agreement is governed by the laws of British Columbia and Canada. Jurisdiction and venue shall rest in the courts of British Columbia.

48. Any claim arising out of this Agreement must be settled by a single arbitrator appointed by the parties mutually or, failing their mutual appointing, by one arbitrator appointed by the Licensor, one arbitrator appointed by the Licensee and a third arbitrator appointed by the two already appointed arbitrators. The arbitration must be settled in accordance with the COMMERCIAL ARBITRATION ACT (British Columbia) and a decision of the arbitrators shall be binding on the Parties.

49. Where a matter has been submitted to arbitration, a Party is deemed not to be in default until the matter is determined by the arbitration.

NON-WAIVER

50. The condoning, excusing or overlooking by any Party of any default, breach or non-observance by another at any time in respect of any covenant, provision or condition of this Agreement does not operate as a waiver of the Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of the Party in respect of any continuing or subsequent default or breach, and no waiver unless it is express and written may be inferred from or implied by anything done or omitted by the Party.

NOTICES

51. Any notice that must be given under this Agreement must be given in writing and delivered by hand or transmitted by fax to the address or fax number that is given for the Party on page 1 of this Agreement, and is deemed to be received on the day of delivery by hand or transmission by fax.

GENERAL

52. This Agreement sets forth the entire agreement between the Parties and supersedes all previous negotiations, representations and agreements between the Parties, whether written or oral, that might have lead to the Parties making this Agreement.

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53.  The Parties acknowledge that they have been given adequate time to review this Agreement and to seek and obtain independent legal advice, and represent that they have in fact sought and obtained independent legal advice and are satisfied with all of the terms and conditions of this Agreement.

54.  Time is of the essence of this Agreement.

55. Whenever the singular or masculine or neuter is used in this Agreement, the meanings must be construed as the plural or feminine or body corporate when the context requires.

56. The headings in this Agreement are for convenience only and are not deemed part of this Agreement.

57. If any part, section, paragraph or sub-paragraph of this Agreement is held to be invalid, illegal or otherwise void or unenforceable, the balance of the Agreement continues in full force and effect.

58. This Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

59. The Parties are not liable for any loss or damage due to any delay in the performance of the terms of this Agreement (except for the payment of money) by reason of strikes, lockouts and other labor troubles, fires, riots, wars, embargoes and civil commotion, acts of God or governmental acts, regulations, demands or requirements, affecting either of the parties and beyond their reasonable control. The dates and times by which the affected Party is required to render performance under this Agreement (except for the payment of money) is postponed automatically for the period of time that the affected Party is prevented from meeting its obligations by reason of these unexpected events.

60. The Licensor shall indemnify and hold harmless the Licensee, its shareholders, directors, officers, employees and agents from and against any claims arising out of the exercise of any rights under this Agreement, including, without limitation, any cost, damages or loss, consequential or otherwise, arising from or out of the use of any of the Patent, Technology or Improvements or the manufacture, marketing, distribution, sale or use of the Product by the Licensee, unless the Licensor shows that the damages it suffered were caused directly by misrepresentation, bad faith or willful misconduct on the part of Licensee.

INFRINGEMENT

61. If any suit, action or other proceeding is brought against Licensee involving any claim of patent infringement based on the Licensee's manufacture, importation or any use of the Product or Know-how, the Licensee must promptly send the Licensor copies of all papers that have been served on the Licensee in the suit, action or other proceeding. The Licensor will cooperate fully with the Licensee in defending the action, and will, on reasonable notice, cause any of its employees, officers, directors, managers or agents to testify when requested by the Licensee and will, on reasonable notice, make available to the Licensee all relevant records, papers, information, samples, specimens or anything that may be helpful in defending this action.



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BEFORE WITNESSES the Parties have authorized this Agreement as of the date of reference on page 1 of this Agreement.



Signed by ANDREW ENGINEERING INC. on    Signed by WOLF INDUSTRIES INC. on

April 8, 1998                           April 14, 1998

/s/                                     /s/W. Blair Coady
---------------------------------       ---------------------------------
Authorized signatory                    Authorized signatory
                                        My above signature on behalf of
                                        Wolf Industries, Inc. is
                                        conditional upon the approval and
                                        ratification of all items of
                                        Business on the Agenda of the
                                        Board of Directors Meeting of Wolf
                                        Industries, Inc. to be held on
                                        April 16, 1998 @ 3PM Mountain
                                        Time.                 Blair Coady

Signed on April 8, 1998
by ANDREW RAWICZ in the presence of:

/s/ P. McGowan                          /s/ Andrew Rawicz
---------------------------------       ---------------------------------
Signature of witness                    Andrew Rawicz

PATRICK MCGOWAN
---------------------------------
Name of witness

#211-1148 Westwood St
___________________ U3B 7M5
---------------------------------
Address of witness

Businessman
---------------------------------
Occupation of witness



Signed on April 8, 1998
by IVAN MELNYK in the presence of:


/s/ P. McGowan                          /s/ Ivan Melnyk
---------------------------------       ---------------------------------
Signature of witness                    Ivan Melnyk

PATRICK MCGOWAN
---------------------------------
Name of witness

#211-1148 Westwood St
___________________ U3B 7M5
---------------------------------
Address of witness

Businessman
---------------------------------
Occupation of witness



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